Exhibit 99.1

Company Investor/ Media Contact:
dj Orthopedics, Inc.
Mark Francois Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS COMPLETES ACQUISITION OF NEWMED SAS

SAN DIEGO, CA, January 5, 2006 – dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, today announced that it closed its acquisition of Newmed SAS (“Newmed”) on January 2, 2006, for cash payments aggregating 13 million Euro (approximately $15.4 million).  The acquisition was first announced on December 15, 2005.  The sellers could also receive up to an additional 1 million Euro based on achievement of certain revenue targets for 2006.  Newmed, through wholly-owned subsidiaries in France and Spain, operating under the trade name Axmed, is engaged in the design, manufacture and sale of orthopedic rehabilitation devices including rigid knee braces and soft goods.  Axmed generates the majority of its revenue in France, but has also established a growing presence in Spain and other European markets.  The acquired business is expected to add incremental 2006 net revenue and earnings per share of approximately $12 million and $0.04, respectively, subject to finalizing the related purchase accounting impact.

“With the acquisition successfully completed, we are pleased to welcome the Axmed team into our European organization,” said Les Cross, president and chief executive officer of dj Orthopedics. “France is a very important market and Axmed provides us with a strong and growing presence.  We look forward the team’s continued success as part of dj Orthopedics.”

About dj Orthopedics, Inc.

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  Marketed under the DonJoy and ProCare brands, the Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods, pain management, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury. The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.  Together, these products provide solutions throughout the patient’s continuum of care.  The Company sells its products in the United States and in more than 40 other countries through networks of agents, distributors and its direct sales force.  Customers include orthopedic, podiatric and spine surgeons, orthotic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, the Company’s anticipated revenue and earnings contributions from the acquisition for fiscal year 2006.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks related to doing business in foreign countries such as France including government reimbursement; retention of the acquired company’s key employees and customer base; competition in the French market; and the ability to leverage the acquired manufacturing operations overseas. Other risks include the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; resources needed and risks involved in complying with government regulations including Section 404 of the Sarbanes-Oxley Act; developing and protecting intellectual property; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; and the effects of healthcare reform, managed care and buying groups on prices of the Company’s products. Other risk factors are detailed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 1, 2005, filed on October 31, 2005 with the Securities and Exchange Commission.

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